Exhibit No. 99.3

August 5, 2014

Mr. Jeff Barocas
Ocean Bio-Chem, Inc.
4041 S.W. 47 Ave.
Ft. Lauderdale, FL 33314

Dear Jeff:

          The purpose of this letter is to document an agreement between Ocean Bio-Chem, Inc. and Regions Bank regarding specific terms and conditions relating to the renewal of a $6,000,000 line of credit. These terms presented below will supersede any conflicting language in the Business Loan Agreement (BLA) and the Promissory Note (Note) dated August 6, 2014.

●
Change in Ownership – Regions agrees that a change in ownership of 25% or more will not constitute an event of default. Instead, a default will be triggered in the event that the majority shareholder’s ownership drops below 50% of all outstanding shares.

●	Collateral – The $6,000,000 line of credit will be secured as described in the Security Agreement dated July 6, 2014.
●	Eligible Inventory – Clause (2) in the BLA should read, “Inventory which Lender deems to be obsolete, unsalable, damaged, defective, or unfit for further processing.”
●	Eligible Accounts - Clause (2) in the BLA should read, “Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with, Borrower or its officers, or directors.
●
Eligible Accounts – Clause (9) in the BLA should read, “Accounts which have not been paid within 120 days from the invoice date, or more than 90 days past the due date. Accounts from Auto Zone are permissible up to 180 days past invoice date.”

          Please let me know if you have any questions about the loan terms outlined above. Thank you for banking with Regions!

Sincerely,
Michael Jenkins
Vice President
Regions Bank